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                                                                    EXHIBIT 12.1

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                                                                   NINE
                                       YEAR ENDED MARCH 31,                       MONTHS
                          ---------------------------------------------------     ENDED
                                                                               DECEMBER 31,
                            1992       1993      1994      1995       1996         1996
                          ---------  --------  --------  ---------  ---------  ------------
Loss before Income
 Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle............  $(121,605) $(99,766) $(94,706) $(111,759) $(122,680)   $(88,123)
Add: Fixed Charges,
   Excluding Capitalized
   Interest.............    168,909   170,376   187,439    200,927    217,170     186,901
  Equity in loss of
   joint ventures.......     52,718    46,841    30,054     44,349     46,257      44,131
                          ---------  --------  --------  ---------  ---------    --------
Net Earnings Available
 for Fixed Charges......    100,022   117,451   122,787    133,517    140,747     142,909
                          ---------  --------  --------  ---------  ---------    --------
Fixed Charges:
  Interest expense......    164,839   164,859   182,136    195,698    210,691     180,764
  Capitalized interest..      1,498     1,009     1,345      1,736      1,766       1,301
  Amortization of debt
   issuance costs.......      2,781     4,155     3,987      3,792      4,917       4,795
  Interest portion of
   rent expense.........      1,289     1,362     1,316      1,437      1,562       1,342
                          ---------  --------  --------  ---------  ---------    --------
Total Fixed Charges.....    170,407   171,385   188,784    202,663    218,936     188,202
                          ---------  --------  --------  ---------  ---------    --------
Ratio of Earnings to
 Fixed Charges..........         --        --        --         --         --          --
Deficiency in Earnings
 Required to Cover Fixed
 Charges................  $  70,385  $ 53,934  $ 65,997  $  69,146  $  78,189    $ 45,293
                          =========  ========  ========  =========  =========    ========
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